EXHIBIT 10.1
GeoGlobal Resources Inc.
Independent Director Compensation Policy

Under the listing requirements of the securities exchanges on which the securities of this Company are traded a majority of the Board of Directors are required to be persons meeting the requirements of the exchange to act as “Independent Directors”.  Due to the commitment assumed by these Directors in discharging these duties it is appropriate that they be compensated. The following sets forth the policy of the Company in compensating these Directors.

Definition:
“Independent Director” is defined as a person who meets the qualification requirements of Section 803 A (2) of the NYSE AMEX Company Guide.  See Footnote.

Policy:
-	For service on our Board of Directors and related committees, each Independent Director will receive an annual retainer of $24,000 US Dollars, payable in equal monthly installments.
-	The Chairperson of the Audit Committee of the Board of Directors will receive an additional annual retainer of $6,000 US Dollars, payable in equal monthly installments.
-	Each Independent Director will be reimbursed for reasonable out-of-pocket expenses in attending meetings.
-
Additional compensation may be paid to Independent Directors in connection with additional or special committee service over and above the standard requirements of the Board, as determined by our Compensation Committee and approved by the Board of Directors.

-
Independent Directors are entitled to the grant of options under Article Five – Automatic Option Grant Program under the Company’s 2008 Stock Incentive Program and are entitled to participate in each of the other equity programs of the 2008 Stock Incentive Plan subject to the respective terms of those programs

-	Our policy is not to pay additional compensation for services on our Board and related committees to Directors who are also our employees or full time consultants.

Additional Terms:
This Independent Director Compensation Policy shall become effective as of the date of its adoption and all compensation policies set forth herein shall become effective and become payable commencing as of that date and any annual retainers and other compensation payments payable on an annual calendar year basis shall be pro-rated for the first year following the adoption of this Policy.  All persons who become Directors mid-way during a calendar year who become entitled to receive compensation hereunder on an annual calendar year basis shall have their compensation pro-rated for the first calendar year of their election.  Persons who cease to be Independent Directors mid-way during a calendar year shall cease to be entitled to receive payments of the annual retainers hereunder as of the date they cease to hold the position of Independent Director.

Compensation of Independent Directors is subject to change following the annual review of this policy by the Compensation Committee and approval of our Board of Directors.

It is expected that all Independent Directors will make themselves available to management in order that they can be kept up to date concerning the affairs of the Company.  To the extent practical, each Independent Director will also be asked to serve as a member of one or more Committees of the Board and the assignment of Committees shall be made equitably among all Directors to the extent permitted and practicable.  All Directors are expected to attend in person or by conference telephone call all meetings of the Board and Committees of which such person is a member held in a given calendar year and are expected to adequately review meeting materials provided in advance of all such meetings.  An Independent Director attending less than 75% of the Director’s meetings and meetings of committees of which he or she is a member held during a calendar year is subject to having all annual retainers payable in accordance with this Policy adjusted proportionately.

The retainer fees are to be paid to the Independent Director on a monthly basis in $US converted, if necessary, on the day of payment to the currency of the residence of the Independent Director.  The payment may be subject to applicable withholding tax and other related payroll deductions.

Footnote:

NYSE Amex Company Guide
Section 803A.  Independent Directors

(2)
“Independent director” means a person other than an executive officer or employee of the company.  No director qualifies as independent unless the issuer’s board of directors affirmatively determines that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In addition to the requirements contained in this Section 803A, directors serving on audit committees must also comply with the additional, more stringent requirements set forth in Section 803B(2) below.  The following is a non-exclusive list of persons who shall not be considered independent:

(a)
a director who is, or during the past three years was, employed by the company, other than prior employment as an interim executive officer (provided the interim employment did not last longer than one year);

(b)
a director who accepted or has an immediate family member who accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(i)	compensation for board or board committee service,
(ii)	compensation paid to an immediate family member who is an employee (other than an executive officer) of the company,
(iii)	compensation received for former service as an interim executive officer (provided the interim employment did not last longer than one year), or
(iv)	benefits under a tax-qualified retirement plan, or non-discretionary compensation;

(c)	a director who is an immediate family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

(d)
a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, payments (other than those arising solely from investments in the company’s securities or payments under non-discretionary charitable contribution-matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

(e)
a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the issuer’s executive officers serve on the compensation committee of such other entity; or

(f)
a director who is, or has an immediate family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.